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                                                                    EXHIBIT 11.1

                                AMERICREDIT CORP.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)


                                                         Three Months Ended              Six Months Ended
                                                             December 31,                   December 31,
                                                      ----------------------------------------------------------
                                                          2001           2000           2001            2000
                                                      ----------------------------------------------------------

Weighted average shares outstanding                    84,546,353     78,261,907     84,217,345      77,757,716

Incremental shares resulting from
 assumed exercise of stock options                      4,123,561      6,156,899      5,036,061       6,130,804
                                                      ----------------------------------------------------------

Weighted average shares and
  assumed incremental shares                           88,669,914     84,418,806     89,253,406      83,888,520
                                                      ==========================================================


NET INCOME                                                $80,596        $48,442       $159,333         $90,715
                                                      ==========================================================


EARNINGS PER SHARE:

  Basic                                                     $0.95          $0.62          $1.89           $1.17
                                                      ==========================================================

  Diluted                                                   $0.91          $0.57          $1.79           $1.08
                                                      ==========================================================

Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.